EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of June 21st, 2011 (the “Effective Date”) is between (a) SILICON VALLEY BANK, a California corporation (“Bank”), and (b) (i) ALVARION LTD., a company organized under the laws of the State of Israel (“Ltd”) and (ii) ALVARION, INC., a Delaware corporation (“Inc”) (Ltd and Inc are hereinafter jointly and severally, individually and collectively, referred to as “Borrower”), and provides the terms on which Bank shall lend to Borrower, and Borrower shall repay Bank.  The parties agree as follows:

1              ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder in writing by the Bank setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding the foregoing, all financial calculations (whether for pricing covenants, or otherwise) shall be made with regard to Borrower only and not on a consolidated basis.  The term “financial statements” includes the notes and schedules.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13 of this Agreement.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code to the extent such terms are defined therein, and by any other applicable law.

2              LOAN AND TERMS OF PAYMENT

2.1          Promise to Pay.  Subject to the terms and conditions of this Agreement, Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1       Revolving Advances.

(a)           Availability.  Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)           Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2       Letters of Credit Sublimit.

(a)           As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account.  The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line.  The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (A) Ten Million Dollars ($10,000,000), minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the FX Reduction Amount, or (B) the lesser of the Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), and minus (ii) the FX Reduction Amount

(b)           If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% (if the Letter of Credit is denominated in Dollars) or 110% (if the Letter of Credit is denominated in a Foreign Currency) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith in accordance with this Agreement (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake (other than gross negligence or willful misconduct of Bank), whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c)           The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d)           Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency.  If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e)           To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit.  The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate.  The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3       Foreign Exchange Sublimit.  The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the lesser of (A) Three Million Dollars ($3,000,000), minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), or (B) the lesser of the Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), and minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve).  The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”).  Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Forward Contracts will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4       Cash Management Services Sublimit.  Borrower may use the Revolving Line for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”), in an aggregate amount not to exceed the lesser of (A) Three Million Dollars ($3,000,000), minus (i) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (ii) the FX Reduction Amount, or (B) the lesser of the Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances, minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (iii) the FX Reduction Amount.  Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5       Term Loan.

(a)           Availability.  Subject to the satisfaction of the terms and conditions of this Agreement, during the Draw Period, Bank shall make one (1) loan available (the “Term Loan”) to Borrower in an amount up to Twenty-Five Million Dollars ($25,000,000).

(b)           Interest Period.  Commencing on the first Payment Date of the month following the month in which the Funding Date of the Term Loan occurs, Borrower shall make monthly payments of interest, in arrears, on the principal amount of the Term Loan at the rate set forth in Section 2.3(a)(ii).

(c)           Repayment.  Commencing on the Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay the Term Loan in (i) thirty-six (36) equal installments of principal, plus (ii) monthly payments of accrued interest.  All outstanding principal and accrued and unpaid interest under the Term Loan, and all other outstanding Obligations with respect to the Term Loan (including the Early Termination Fee), are due and payable in full on the Term Loan Maturity Date.  Any payment in full of the Obligations prior the Term Loan Maturity Date shall only include accrued interest through the date of prepayment of such principal and all other Obligations including the Early Termination Fee. Once repaid, the Term Loan may not be reborrowed.

2.2          Overadvances.  If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) plus (c) the FX Reduction Amount exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall, upon notice from Bank, immediately pay to Bank in cash such excess.

2.3          Payment of Interest on the Credit Extensions.

(a)           Interest Rate.

(i)             Advances.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a fixed rate per annum rate equal to the LIBOR Rate plus four and one-half of one percent (4.50%), which interest rate shall be determined by the Bank as of the first Business Day of each quarter, for all times during such quarter, and shall be payable monthly in accordance with Section 2.3(e) below.  For sake of clarity, the interest rate shall be set for each quarter based upon the LIBOR Rate in effect on the first day of such quarter.

(ii)            Term Loan.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a fixed rate per annum rate equal to the LIBOR Rate plus four and three-quarters of one percent (4.75%), which interest rate shall be determined by the Bank as of the first day of each quarter, for all times during such quarter, and shall be payable monthly in accordance with Section 2.3(e) below.  For sake of clarity, the interest rate shall be set for each quarter based upon the LIBOR Rate in effect on the first day of such quarter.

(b)           Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase.  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)           Computation; 360-Day Year.  In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(d)           Debit of Accounts.  Bank may debit Borrower’s Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due.  These debits shall not constitute a set-off.

(e)           Interest Payment Date.  Unless otherwise provided, interest is payable monthly on the Payment Date.

2.4           Fees.  Borrower shall pay to Bank:

(a)           Commitment Fee.  A fully earned, non-refundable commitment fee of One Hundred Fifty Thousand Dollars ($150,000), on the Effective Date;

(b)           Anniversary Fee. A fully earned, non-refundable Anniversary Fee shall be earned as of the Effective Date, and shall be due and payable as follows: (i) on the date that is one (1) year from the Effective Date, and (ii) on the date that is two (2) years from the Effective Date;

(c)           Early Termination Fee.  The Revolving Line and/or the Term Loan may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately.  If either the Revolving Line and/or the Term Loan is terminated (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, Borrower shall pay to Bank a non-refundable termination fee in an amount equal the Early Termination Fee.  The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

(d)           Letter of Credit Fee.  Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank; and

(e)           Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5           Payments. All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due.  Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

2.6           Net Payments and Withholdings.

(a)           All payments by Borrower shall be made subject to applicable withholding taxes under the Israeli Income Tax Ordinance and the Convention between the Government of the State of Israel and the Government of the United States of America with respect to taxes on income.

(b)           Borrower will furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made all such withholding tax payments, and will cooperate with Bank in connection with any information and documentation reasonably required by Bank in connection with credits, exemptions, rebates, or other benefits to be obtained by Bank in connection with such withholding payments made by Borrower, which credits, exemptions, rebates, or other benefits shall be property of Bank, without payment to Borrower or application to any Obligations hereunder.

(c)           The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

3              CONDITIONS OF LOANS

3.1           Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)           duly executed original signatures to the Loan Documents;

(b)          the Debentures;

(c)           the IP Agreement;

(d)          Certificate of the Chief Financial Officer of Ltd with respect to articles, incumbency and resolutions authorizing the execution and delivery of this Agreement;

(e)            Inc’s Operating Documents and a long form good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(f)            the completed and executed Borrowing Resolutions for each Borrower;

(g)           certified copies, dated as of a recent date, of financing statement searches, as Bank shall reasonably request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(h)           the Perfection Certificate of each Borrower, together with the duly executed original signatures thereto;

(i)             a legal opinion of Borrower’s counsel (authority/enforceability) in form and substance acceptable to Bank;

(j)            evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses and collation notice to Bank (including certificates on Acord 25 and Acord 28forms and endorsements to the policies reflecting the same);

(k)           consent to charge and security interest from all applicable Israeli banks and depository institutions;

(l)            evidence satisfactory to Bank that all filings required to have been made pursuant to the Debentures, the Deed of Pledge and the other Loan Documents have been made to secure a first-ranking Lien in favor of the Bank on the Charged Property, and all other actions required to have been taken by Borrower or any other party prior to the initial Credit Extension shall have been taken and all consents and other authorizations shall have been obtained prior to the initial Credit Extension, all in accordance with the terms of the Debenture and the other Loan Documents; and

(m)          payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2           Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)           except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form;

(b)           each of the representations and warranties in this Agreement and the Debentures shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement and the Debentures remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)           in Bank’s sole discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3           Covenant to Deliver.  Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4           Procedures for Borrowing.    Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension (other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Eastern time on the Funding Date of the Credit Extension.  Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.  Bank shall credit Credit Extensions to the Designated Deposit Account.  Bank may make Credit Extensions under this Agreement based on instructions from a Responsible Officer or his or her designee.

4              CREATION OF SECURITY INTEREST

4.1           Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2           Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement).  If Borrower shall acquire a commercial tort claim in an amount in excess of One Million Dollars ($1,000,000.00), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and shall exercise and deliver any further documentation required in connection with the release of Bank’s Lien in the Collateral and all rights therein shall revert to Borrower.

4.3           Debenture. Borrower undertakes to create, in favor of Bank, a first ranking floating charge over all of the present and future assets of Borrower whether now existing or hereafter created, and a first ranking fixed charge over its registered and unissued share capital, its reputation and goodwill, intellectual property, listed under Exhibit A-1, and other fixed assets and any tax benefit it may have, in accordance with a debenture of floating charge and fixed charge in the form of Debenture attached as Exhibit E and Exhibit E-1 respectively (jointly, the “Debentures” and each, a “Debenture”).  In addition, Borrower undertakes to create within twenty (20) days of the end of each financial quarter, a first ranking fixed charge over each Account which is outstanding at such time and with respect of which Advances are or have been made, in accordance with a debenture of fixed charge in the form of the Debenture attached hereto as Exhibit E-1 ) (or in the form of an amendment to the existing Debenture, at the Bank’s discretion; each such new and/or amended debenture shall also be included in the definition of the term “Debenture” herein.

4.4           Security Documents. All Obligations shall be secured by any and all properties, rights and assets of Borrower granted by Borrower to Bank now, or in the future, in which Borrower obtains an interest, or the power to transfer rights, including, without limitation, the Charged Property as set forth in the Debentures, and any and all other security agreements, mortgages or other collateral granted by Borrower to Bank, now or in the future.  Borrower warrants and represents that the charges of the Debentures, upon the filing thereof, shall be first priority fixed and floating charges in the Collateral, subject only to Permitted Liens which are expressly permitted by the terms of this Agreement to have priority.

4.5           Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank.  Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5              REPRESENTATIONS AND WARRANTIES

Except as disclosed in the Perfection Certificate or otherwise set forth on the Schedule of Exceptions attached as Exhibit E, which exceptions shall be deemed to be a part of and to qualify the representations and warranties to which they refer as of the Effective Date, provided such exception may not be amended or updated without the Bank’s written consent, Borrower represents and warrants to Bank as follows:

5.1           Due Organization, Authorization; Power and Authority.  Borrower and each of its Subsidiaries are duly existing and in good standing, if applicable, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, each Borrower has delivered to Bank a completed certificate signed by such Borrower, entitled Perfection Certificate (collectively, the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2           Collateral.  Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3           Accounts Receivable.  For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower's Books are genuine and in all respects what they purport to be.  Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account.  All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4           Litigation.  There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, One Million Dollars ($1,000,000).

5.5           Financial Statements; Financial Condition.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6           Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7           Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8           Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9           Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports (or extensions thereof), and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower.  Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10         Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions as working capital  and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11         Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank in connection with this Agreement, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements, in light of the circumstances in which they were made, not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12         Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

5.13         Office of the Chief Scientist and Investment Center.  As of the Effective Date, the Borrower has received the grants, funds or benefits (including, but not limited to, tax benefits) from the Israeli Office of Chief Scientist or Investment Center, as provided in Schedule 5.13.  Borrower is not obligated to pay any royalties or any other payments to the Israeli Office of Chief Scientist or Investment Center, except as provided in Schedule 5.13.  The transactions contemplated under this Agreement, the Debenture and any other Loan Document (including the realization of the Charged Property) are not subject to any right and do not require the approval of the Israeli Office of Chief Scientists or Investment Center, except as provided in Schedule 5.13.

5.14         Intentionally Omitted.

5.15         Representations and Warranties.  The Bank hereby represents, warrants, and undertakes that as of the date hereof, the following representations and warranties are true and correct in all respects:

5.15.1      Organization and Good Standing of Bank.  Bank is a corporation, limited liability company or partnership, as described on Schedule 5.15.1 attached hereto, duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and the location of its principal executive offices are indicated on Schedule 5.15.1.

5.15.2      Authorization and Power.  Bank has the requisite power and authority to enter into and perform the Loan Documents.  The execution, delivery  and performance of the Loan Documents by the Bank and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company, partnership or other action, and no further consent or authorization of Bank or its Board of Directions (or similar governing body), shareholders, partners or members, as the case may be, is valid and binding obligations of Bank enforceable against Bank in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.15.3      No Conflict.  The execution, delivery and performance of the Loan Documents by Bank and the consummation by Bank of the transactions contemplated thereby and hereby do not and will not (i) violate any provision of Bank’s charter or organizational documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or (iii) require the consent, approval, authorization or order of any court, regulatory body, administrative agency or other governmental body on the part of Bank for the execution and delivery of this Agreement or the consummation of the transaction contemplated by this Agreement, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulations, order, judgment or decree (including federal and state securities laws and regulation) applicable to Bank or by which any property or asset of Bank are bound or affected, except, in all cases, other than violations pursuant to clauses (i) or (iv) (with respect to federal and state securities laws) above, for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, materially and adversely affect Bank’s ability to perform its obligations under the Loan Documents.

6              AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1           Government Compliance.  Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

6.2           Financial Statements, Reports, Certificates.  Deliver to Bank:

(a)           Borrowing Base Reports.  Within twenty (20) days after the last day of each month in which an Advance is outstanding or an Advance request has been made (i) aged listings of accounts receivable and accounts payable (by invoice date) and (ii) Deferred Revenue report (the “Borrowing Base Reports”);

(b)           Borrowing Base Certificate.  Within twenty (20) days after the last day of each month in which an Advance is outstanding or an Advance request has been made and together with the Borrowing Base Reports, a duly completed Borrowing Base Certificate signed by a Responsible Officer;

(c)           Monthly Financial Statements.  As soon as available, but no later than thirty (30) days after the last day of each month (other than for a month ending on a fiscal quarter), a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(d)           Monthly Compliance Certificate.  Within thirty (30) days after the last day of each month (other than for a month ending on a fiscal quarter) and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;

(e)           Other Statements.  Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(f)            SEC Filings.  Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be.  Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(g)           Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Million Dollars ($1,000,000) or more;

(h)           Intellectual Property Notice.  Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not shown in the IP Security Agreement and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property; and

(i)            Board-Approved Projections.  As soon as available, but no later than forty (40) days after the last day of Borrower’s fiscal year, and contemporaneously with any updates or changes thereto, Board-approved projections as to the following fiscal year, in a form acceptable to Bank; and

(j)            Other Financial Information.  Other financial information reasonably requested by Bank.

6.3           Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.  Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than One Million Dollars ($1,000,000).

6.4           Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports (or extensions thereof) and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms

6.5           Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank.  The Bank confirms that the current insurance policies as of the Effective Date are acceptable to Bank, based upon the existing Collateral as of the Effective Date.  All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank and shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  All liability policies (which shall not include EPL- Employment practice liability, Auto Liability, WC- Worker’s compensation, Employer liability, Crime) shall show, or have endorsements showing, Bank as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6           Operating Accounts.

(a)           Inc. shall maintain its primary operating and depository accounts with Bank and Bank’s Affiliates. Ltd. shall maintain an operating account with Bank.   Inc. shall make good faith efforts to maintain a majority of its US Dollar deposits with Bank and Bank’s Affiliates.

(b)           Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates.  For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.7           Financial Covenants.

(a)           Adjusted Quick Ratio.  Commencing with the month ending March 31, 2011, and as of the last day of each month thereafter, an Adjusted Quick Ratio of at least 1.0 to 1.0.

(b)           Minimum Net Profit.  Borrower’s quarterly:  (i) net losses shall not exceed (a) Eleven Million Dollars ($11,000,000) as of the quarter ending March 31, 2011, (b) Two Million Dollars ($2,000,000) as of the quarter ending June 30, 2011, and (ii) net profit shall be at least (a) One Dollar ($1.00) as of the quarter ending September 30, 2011, (b) One Million Five Hundred Thousand Dollars ($1,500,000) as of the quarter ending December 31, 2012, and (c) Two Million Dollars ($2,000,000) as of the quarter ending March 31, 2012,  and as of the last day of each quarter thereafter, all on a non-GAAP basis.

6.8           Protection and Registration of Intellectual Property Rights.

(a)           (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)           If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall promptly provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property.  If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  Borrower shall provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

6.9           Litigation Cooperation.  From the Effective Date and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10         Access to Collateral; Books and Records.  Allow Bank, or its agents, at reasonable times, on at least five (5) Business Days’ prior written notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books.  Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.  The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses; provided such amount shall not exceed Five Thousand Dollars ($5,000) in the aggregate, per audit.  The Initial Audit shall take place within ninety (90) after an Advance request has been made.

6.11         Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

6.12         Grants from the Office of the Chief Scientist.  After the occurrence and continuance of an Event of Default, Borrower shall obtain the prior written consent of Bank before receiving any additional grants, funds or benefits, or filing for an application to receive additional funding from the Office of Chief Scientist.

6.13         Formation or Acquisition of Subsidiaries.  At the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including without limitation, Wavion), Borrower shall (a) cause such new Subsidiary to provide to Bank a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.

7              NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1           Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (e) in connection with non-recourse sale of receivables up to Twenty-Five Million Dollars ($25,000,000) in the aggregate, and/or in connection with sales secured by letter of credits, if any, issued in favor of Borrower on behalf of the account debtor that specifically supports such receivable (“Permitted Factoring”); provided such receivables may not be part of the Borrowing Base.

7.2           Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the Businesses, (b) liquidate or dissolve; or (c)  enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty percent (40%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Three Million Dollars ($3,000,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Three Million Dollars ($3,000,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Three Million Dollars ($3,000,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

7.3           Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for (a) the acquisition of Wavion, provided that (i) Borrower is the surviving legal entity (and Wavion shall merge into the Borrower), and (ii) the consummation of the acquisition of Wavion will not otherwise result in an Event of Default, and (b) Permitted Acquisitions.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4           Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5           Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens or Permitted Factoring, or permit any Collateral not to be subject to the first priority security interest granted herein.

7.6           Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7           Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9           Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would adversely affect the subordination thereof to Obligations owed to Bank.

7.10        Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8               EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1           Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2           Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.6 6.7, 6.8(c), 6.13, or violates any covenant in Section 7 (provided, however, for Sections 6.2, 6.4, and 6.5, Borrower shall fail to cure such default within five (5) days); or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3           Material Adverse Change.  A Material Adverse Change occurs:

8.4           Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5           Insolvency  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6           Other Agreements.  There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in an acceleration of the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Million Dollars ($5,000,000); or (b) any default by Borrower, the result of which could reasonably be expected to have a material adverse effect on Borrower’s business provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Bank be materially less advantageous to Borrower;

8.7           Judgments.  One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Million Dollars ($5,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8           Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

8.9           Subordinated Debt.  Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement.

9              BANK’S RIGHTS AND REMEDIES

9.1           Rights and Remedies.  While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)           stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)           demand that Borrower (i) deposit cash with Bank in an amount equal to (i) one hundred percent (100.0%) of the aggregate face amount of all such Letters of Credit denominated in Dollars, and (ii) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all such Letters of Credit denominated in a Foreign Currency, remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)           terminate any FX Forward Contracts;

(e)           settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f)            make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)           apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)            place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)            demand and receive possession of Borrower’s Books; and

(k)           exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2           Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3           Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4           Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5           Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6           No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code and any other applicable law, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7           Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable, except as mandated by law.

9.8           Borrower Liability.  Either Borrower may, acting singly, request Credit Extensions hereunder.  Each Borrower hereby appoints the other as agent for itself for all purposes hereunder, including with respect to requesting Credit Extensions hereunder.  Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extensions, as if each Borrower hereunder directly received all Credit Extensions.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.

Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void.  If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10            NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower: If to Bank: with a copy to:	Alvarion Ltd. and Alvarion, Inc.
21a HaBarzel St.
Tel Aviv, 69710, Israel
Attn: Lior Shemesh
Fax: +972-3-6456204
Email: Lior.Shemesh@alvarion.com

Silicon Valley Bank
275 Grove Street, Suite 2-200
Newton, Massachusetts 02466
Attn:         Mr. David Reich
Fax:           (617) 527-0177
Email:        DReich@svb.com

Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts  02108
Attn:         David A. Ephraim, Esquire
Fax:           (617) 880-3456
Email:        DEphraim@riemerlaw.com

11            CHOICE OF LAW, VENUE, JURY TRIAL WAIVER

Massachusetts law governs the Loan Documents (except for the Debentures, which shall be governed by Israeli law) without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided to Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12            GENERAL PROVISIONS

12.1        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.  Notwithstanding the foregoing, prior to the occurrence of an Event of Default, Bank shall not assign any interest in the Loan Documents to an operating company which is a direct competitor of Borrower.

12.2         Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (a) direct and actual incurred obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with Borrower entering into the transactions contemplated by the Loan Documents; and (b) direct and actual losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct, provided however that Borrower shall have no liability to Bank hereunder to the extent that the same constitute consequential damage to Bank or to the extent such damage, loss or liability of Bank directly results from Bank’s gross negligence or willful misconduct.

12.3         Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4        Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5         Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.6        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.7         Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8         Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision and that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.9         Right of Set Off.   Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.10      Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.11      Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.12      Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.13      Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.14      Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.15      Execution by Inc.    Borrower acknowledge, confirm and agree that if on or before August 15, 2011, this Agreement is not signed by Inc. and all conditions precedent set forth in Section 3.1 hereof have not been satisfied by Borrower, then the commitment fee in the amount of One Hundred Fifty Thousand Dollars ($150,000) set forth in Section 2.4(a) hereof shall be deemed fully earned and retained by Bank as a due diligence fee.

13            DEFINITIONS

13.1         Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted Quick Ratio” is the ratio of (a) Quick Assets to (b) Current Liabilities minus the current portion of Deferred Revenue.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amortization Date” is the date that is the first (1st) Payment Date following the three (3) month anniversary of the Funding Date of the Term Loan.

“Anniversary Fee” is an additional fee payable to the Bank, pursuant to Section 2.3(b) hereof, in an amount equal to 0.3% of the unused portion of the Revolving Line, as determined by the Bank, as of the Funding Date of the Term Loan.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

 “Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is eighty percent (80.0%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral. The Borrowing Base shall not contain any Accounts which constitute Permitted Factoring accounts.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Borrowing Base Report” is defined in Section 6.2(a).

“Business” means the telecommunications business.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

 “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue.

“Cash Management Services” is defined in Section 2.1.4.

“Charged Property” is defined in the Debentures.

 “Claims” is defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is (a) any and all properties, rights and assets of Borrower described on Exhibit A, and (b) any and all properties, rights and assets granted by Ltd. to Bank or arising under Israeli law or other applicable law, now, or in the future, including, without limitation, the Charged Property.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

 “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code or any other applicable law) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Letter of Credit, Term Loan, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

 “Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

 “Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code or any applicable law with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s U.S. deposit account, account number _____________, maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Draw Period” is the period of time from the Effective Date through the earlier to occur of (a) August 31, 2011 or (b) an Event of Default.

“Early Termination Fee” shall be an additional fee payable to Bank in an amount equal to:

(a)            if either the Revolving Line and/or the Term Loan  is terminated pursuant to Section 2.4(c), on or prior to the date that is twelve (12) months following the Effective Date, Three Hundred Thousand Dollars ($300,000); and

(b)            if either the Revolving Line and/or the Term Loan  is terminated pursuant to Section 2.4(c), after the date that is twelve (12) months following the Effective Date, but on or prior to the date that is twenty-four (24) months following the Effective Date, Two Hundred Twenty-Five Thousand Dollars ($225,000); and

(c)            if either the Revolving Line and/or the Term Loan  is terminated pursuant to Section 2.4(c), after the date that is twenty-four (24) months following the Effective Date, but on or prior to the date that is thirty-six (36) months following the Effective Date, One Hundred Fifty Thousand Dollars ($150,000).

Notwithstanding anything in this Agreement to the contrary, in the event that either the Revolving Line and/or the Term Loan is terminated as part of the consummation of the closing of an equity round of financing resulting in at least Twenty Million Dollars ($20,000,000) in net cash proceeds to the Borrower, then the amount of the Early Termination Fee shall be reduced by fifty percent (50.0%).

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3.  Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment.  Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a)            Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b)            Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms, except for the Eligible Extended Accounts and unless otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;

(c)            Accounts with credit balances over ninety (90) days from invoice date, except for the Eligible Extended Accounts and unless otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;

(d)            Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date, except for the Eligible Extended Accounts;

(e)            Accounts owing from an Account Debtor which does not have its principal place of business in the United States, State of Israel, or Western Europe, unless (i) such Accounts are otherwise Eligible Accounts and covered in full by credit insurance through the Israeli Credit Insurance Company, and otherwise satisfactory to Bank, less any deductible, or (ii) otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;

(f)            Accounts billed and/or payable outside of the United States for Inc. or the State of Israel for Ltd., unless otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;

(g)            Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h)            Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i)             Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j)             Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k)            Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l)             Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m)           Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n)            Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(o)            Accounts for which the Account Debtor has not been invoiced;

(p)            Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(q)            Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days, except for the Eligible Extended Accounts;

(r)             Accounts arising from chargebacks, debit memos, or other payment deductions taken by an Account Debtor;

(s)             Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(t)             Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u)            Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(v)           Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(w)           Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices;

(x)            Accounts owing from an Account Debtor which is a distributor or is subject to sell-through, unless (i) such distributor is pre-approved by Bank in writing in its sole and absolute discretion on a case-by-case basis and (ii) such Account is backed by a contract and letter of credit acceptable to Bank in its sole and absolute discretion; and

(y)           Accounts which constitute Permitted Factoring.

“Eligible Extended Accounts” Accounts for which the Account Debtor not paid between ninety-one (91) days and one hundred twenty days (120) of invoice date, but are otherwise Eligible Accounts; provided that the total Advances relating thereto do not exceed Six Million Dollars ($6,000,000.00).

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

 “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

 “Exchange Act” is the Securities Exchange Act of 1934, as amended.

 “Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books with results satisfactory to Bank in its sole and absolute discretion.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, the Israeli Companies Ordinance 5743-1983, the Israeli Companies Law 5759-1999, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)            its Copyrights, Trademarks and Patents;

(b)           any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)            any and all source code;

(d)           any and all design rights which may be available to a Borrower;

(e)           any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)            all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the Effective Date or any other applicable law with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

 “IP Agreement” is collectively, (a) that certain Intellectual Property Security Agreement dated as of the Effective Date, executed and delivered by Inc to Bank, as amended, modified or restated from time to time, and (b) that certain Intellectual Property Security Agreement dated as of the Effective Date, executed and delivered by Ltd to Bank, as amended, modified or restated from time to time.

 “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(e).

“LIBOR” means, as of the first day of the applicable quarter, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior the period approximately equal to three (3) months and in an amount approximately equal to the aggregate amount of outstanding Credit Extensions.

“LIBOR Rate” means, for each three-month period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) equal to LIBOR for such three-month period divided by one (1) minus the Reserve Requirement for such three-month period.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

 “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreement, the Debentures, the Borrowing Resolutions, any subordination agreements,  any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a substantial likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Maturity Date” is the Revolving Line Maturity Date or the Term Loan Maturity Date, as applicable.

“Monthly Financial Statements” is defined in Section 6.2(c).

“Net Income” means, as calculated for Borrower for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower for such period taken as a single accounting period.

“Net Profit” means EBITDA minus unfinanced capital expenditures.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents).

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

 “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Payment Date” is the first calendar day of each month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisitions” means any merger, acquisition, consolidation with or purchase of another Person by the Borrower (“Transactions”) where (a) no Event of Default has occurred and is continuing or would exist after giving effect to the Transactions; (b) Borrower is the surviving legal entity; (c) all assets acquired in connection with such Transactions shall be subject to a first priority Lien in the favor of Bank (subject only to Permitted Liens that are permitted to have superior priority to Bank’s Lien under this Agreement) upon the consummation of the Transactions; (d) the total consideration (inclusive of assumption of Indebtedness) for the Transactions shall not exceed Three Million Dollars ($3,000,000) in the aggregate; and (e) in the event such Transaction results in the target company continuing to operate as a separate legal entity, Borrower  shall cause such target company to provide to Bank a joinder to the Loan Agreement to cause such target company to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such target company).

“Permitted Factoring” is defined in Section 7.1.

“Permitted Indebtedness” is:

(a)            Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)           Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
(c)            Subordinated Debt;

(d)           unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business ;

(e)            Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)            Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)           guaranties of Permitted Indebtedness;

(h)           Indebtedness incurred as a result of restricted cash or offset letters with respect to short term credit lines with other financial institutions for foreign exchange, letters of credit and cash management services in an amount not to exceed Twelve Million Dollars ($12,000,000) in the aggregate, provided that that aggregate amount of all such credit lines with other financial institutions, excluding foreign exchange activities, shall not exceed Twenty Million Dollars ($20,000,000); and

(i)            extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)           Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate and;

(b)           Investments consisting of Cash Equivalents;

(c)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)           Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e)           Investments accepted in connection with Transfers permitted by Section 7.1;

(f)            Investments by Borrower in Subsidiaries not to exceed Three Million Dollars ($3,000,000) in the aggregate in any fiscal year;

(g)           Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; or

(i)            Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary.

“Permitted Liens” are:

(a)           Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)           purchase money Liens or capital leases (i) on Equipment (other than Financed Equipment) acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars ($100,000) in the aggregate amount outstanding, or (ii) existing on Equipment (other than Financed Equipment) when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment; and

(d)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(e)           leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(f)            non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business; and

(g)           Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

 “Quick Assets” is, on any date, Borrower’s unrestricted cash and gross accounts receivable, determined according to GAAP.

 “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, for any three-month period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System.  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Credit Extensions.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an amount equal to Thirty Million Dollars ($30,000,000), minus the aggregate outstanding amount of the Term Loan.

“Revolving Line Maturity Date” is _____________, 2014 [3 years from the Effective Date].

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms reasonably acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

 “Term Loan” is defined in Section 2.1.5(a).

 “Term Loan Maturity Date” is the Payment Date that is thirty-five (35) months after the Amortization Date.

 “Total Liabilities” is on any day, obligations that should, under GAAP be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, but excluding all Subordinated Debt.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

 “Transfer” is defined in Section 7.1.

 “Western Europe” means the United Kingdom, Ireland, Spain, Italy, Portugal, France, Germany, Switzerland, Belgium, The Netherlands, Norway, Sweden, Finland, Poland, Greece and Denmark.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.

BORROWER:

ALVARION LTD.

By_________________________________________
Name:______________________________________
Title:_______________________________________

ALVARION, INC.

By_________________________________________
Name:______________________________________
Title:_______________________________________

BANK:

SILICON VALLEY BANK

By_________________________________________
Name:______________________________________
Title:_______________________________________

1

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

1

EXHIBIT B – LOAN PAYMENT/ADVANCE REQUEST FORM

Deadline for same day processing is Noon EASTERN Time*

Fax To:	Date: _____________________

Loan Payment:

ALVARION LTD.
ALVARION, INC.

From Account #________________________________                                                                                         To Account #__________________________________________
    (Deposit Account #)                                                                                                                 (Loan Account #)
Principal $____________________________________                                                                                          and/or Interest $______________________________________

Authorized Signature: ___________________________                                                                                         Phone Number:______________________________________
Print Name/Title: ______________________________________

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________                                                                                           To Account #__________________________________________
    (Loan Account #)                                                                                               (Deposit Account #)

Amount of Advance $___________________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:___________________________                   Phone Number:___________________________
Print Name/Title: ___________________________

Outgoing Wire Request:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, Eastern Time

Beneficiary Name: ____________________________                                                                                            Amount of Wire: $____________________________
Beneficiary Bank: ______________________________                                                                                        Account Number:____________________________
City and State: ____________________________

Beneficiary Bank Transit (ABA) #: ____________________________                                                               Beneficiary Bank Code (Swift, Sort, Chip, etc.):________________________
                  (For International Wire Only)

Intermediary Bank: ____________________________                          Transit (ABA) #: ____________________________
For Further Credit to: ____________________________

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: ___________________________                            2nd Signature (if required): _______________________________________
Print Name/Title: ______________________________                                                                                         Print Name/Title: ______________________________________
Telephone #: ____________________________                         Telephone #:______________________________________

* Unless otherwise provided for an Advance bearing interest at LIBOR.

EXHIBIT C - BORROWING BASE CERTIFICATE

Borrower: Alvarion Ltd. and Alvarion, Inc.
Lender: Silicon Valley Bank
Commitment Amount: $30,000.000

ACCOUNTS RECEIVABLE
1.Accounts Receivable (invoiced) Book Value as of ____________________	$_______________
2.Additions (please explain on next page)	$_______________
3.Less: Intercompany / Employee / Non-Trade Accounts 4.NET TRADE ACCOUNTS RECEIVABLE	$_______________ $_______________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
5.90 Days Past Invoice Date (except for the Eligible Extended Accounts)	$_______________
6.Credit Balances over 90 Days (except for the Eligible Extended Accounts) 7.Balance of 50% over 90 Day Accounts (cross-age or current affected) (except for the Eligible Extended Accounts)	$_______________ $_______________
8.Foreign Account Debtor Accounts	$_______________
9.Foreign Invoiced and/or Collected Accounts	$_______________
10.Contra/Customer Deposit Accounts	$_______________
11.U.S. Government Accounts	$_______________
12.Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$_______________
13.Accounts with Memo or Pre-Billings 14.Contract Accounts; Accounts with Progress/Milestone Billings	$_______________ $_______________
15.Accounts for Retainage Billings	$_______________
16.Trust / Bonded Accounts	$_______________
17.Bill and Hold Accounts	$_______________
18.Unbilled Accounts	$_______________
19.Non-Trade Accounts (if not already deducted above)	$_______________
20.Accounts with Extended Term Invoices (Net 90+) (except for the Eligible Extended Accounts)	$_______________
21.Chargebacks Accounts / Debit Memos	$_______________
22.Product Returns/Exchanges 23.Disputed Accounts; Insolvent Account Debtor Accounts	$_______________ $_______________
24.Deferred Revenue	$_______________
25.Deferred Revenue, if applicable/Other (please explain on next page)	$_______________
26.Concentration Limits	$_______________
27.TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$_______________
28.Eligible Accounts (#3 minus #24)	$_______________
29.ELIGIBLE AMOUNT OF ACCOUNTS (80% of #25)	$_______________

BALANCES
30.Maximum Loan Amount	$_______________
31.Total Funds Available (Lesser of #29 or #30)	$_______________
32.Present balance owing on Line of Credit	$_______________
33.Outstanding under Sublimits	$_______________
34.RESERVE POSITION (#31 minus #32 and #33)	$_______________

[Continued on following page.]

Explanatory comments from previous page:

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS: By: ___________________________ Authorized Signer Date: ___________________________
BANK USE ONLY

Received by: _____________________
authorized signer
Date: __________________________
Verified: ________________________
authorized signer
Date: ___________________________
Compliance Status:              Yes           No

EXHIBIT D

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK FROM: ALVARION LTD. AND ALVARION, INC.	Date:___________________________

The undersigned authorized officer of Alvarion Ltd. and Alvarion, Inc. (collectively, the “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
20-F and 6-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Certificate A/R & A/P Agings and Deferred Revenue report	Monthly within 20 days (when an Advance is outstanding or an Advance request has been made)	Yes No
Board approved projections	Within 40 days of FYE	Yes No

The following Intellectual Property was registered (or a registration application submitted) after the Effective Date (if no registrations, state “None”)
___________________________________________________________________________________________
___________________________________________________________________________________________

Financial Covenant	Required	Actual	Complies

Minimum Adjusted Quick Ratio (Monthly)	1.0:1.0	_____:1.0	Yes No
Minimum Net Profit (Quarterly)	$ *	$	Yes No

*As set forth in Section 6.7(b) of the Agreement.

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

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The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

Alvarion Ltd.

By:  _________________________________
Name:  ______________________________
Title: _______________________________

Alvarion, Inc.

By:  _________________________________
Name:  ______________________________
Title: _______________________________

BANK USE ONLY

Received by: _____________________
authorized signer
Date:                    _________________________

Verified: ________________________
authorized signer
Date:                    _________________________

Compliance Status:                      Yes     No

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Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

Dated:           ____________________

I.                   Adjusted Quick Ratio (Section 6.7(a))

Required:                      1.00:1.00

Actual:

A.	Aggregate value of Borrower’s unrestricted cash	$_______
B.	Aggregate value of Borrower’s gross accounts receivable, determined according to GAAP	$_______
C.	Quick Assets (the sum of lines A and B)	$_______
D.	Aggregate value of all Obligations of Borrower to Bank	$_______
E.
Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness but excluding all Subordinated debt, and not otherwise reflected in line D above that matures within one (1) year
$_______
F.	Current Liabilities (the sum of lines D and E)	$_______
G.	Aggregate value of current portion of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue	$_______
H.	Line F minus G	$_______
I.	Adjusted Quick Ratio (line C divided by line H)	_______

Is line I equal to or greater than 1.00:1:00?

_______ No, not in compliance                                                                                       _______Yes, in compliance

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II.             Minimum Net Profit (Section 6.7(b)):

Required:  Borrower’s quarterly:  (i) net losses shall not exceed (a) Eleven Million Dollars ($11,000,000) as of the quarter ending March 31, 2011, (b) Two Million Dollars ($2,000,000) as of the quarter ending June 30, 2011, and (ii) net profit shall be at least (a) One Dollar ($1.00) as of the quarter ending September 30, 2011, (b) One Million Five Hundred Thousand Dollars ($1,500,000) as of the quarter ending December 31, 2012, and (c) Two Million Dollars ($2,000,000) as of the quarter ending March 31, 2012,  and as of the last day of each quarter thereafter.

Actual:   ______________

  _______ No, not in compliance                                                                                      _______  Yes, in compliance

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EXHIBIT E

[Debenture]

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EXHIBIT E-1

[Debenture]

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SCHEDULE 5.13

Royalty expenses relating to OCS grants included in cost of sales for the years ended December 31, 2008, 2009, and 2010, amounted to $ 294,000 $ 159,000 and $ 67,000 respectively. The maximum amount of the contingent liability related to royalties payable to the Israeli Government was approximately $ 8,731,000 as of December 31, 2010. Borrower has received an approximate amount of US$ 33 million grants from the OCS and has paid an approximate amount of US$ 24 million royalties to the OCS.

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